                       RESEARCH AND DEVELOPMENT AGREEMENT

      AGREEMENT (this "Agreement") made this 11th day of January, 1998, by and between Energy Related Devices, Inc., a New Mexico corporation having its principal office at 3025 Arizona Avenue, Los Alamos, New Mexico 87544 ("ERDI"), and Tamarack Storage Devices, Inc., a Texas corporation having its principal office at 632 Agua Fria, Santa Fe, NM 87501 (and together with Manhattan Scientifics, Inc., a Delaware corporation and the sole shareholder of Tamarack Storage Devices, Inc., collectively referred to as "MSI").

                              W I T N E S S E T H:

      WHEREAS, MSI has the exclusive license to all of those patents (the "Patents") pursuant to that certain License Agreement between DKY. Inc. (MSI's predecessor-in-interest) and Robert Glenn Hockaday, the owner of 99% of the issued and outstanding stock of ERDI (the remaining 1% of the issued and outstanding stock being owned by Patrick Sean Turner), a copy of which is attached hereto as Schedule A (the "License Agreement"), which License Agreement relates to the exclusive worldwide rights with respect to (i) all of the Patents relating to an invention referred to as the micro fuel cell (the "Fuel Cell Patents"), and (ii) all of the Patents relating to an invention referred to as the solar cell (the "Solar Cell Patents"); and

      WHEREAS, MSI desires to commercialize, market, sell and license products based on the Fuel Cell Patents (the "Fuel Cell Products") and products based on the Solar Cell Patents (the "Solar Cell Products"); and

      WHEREAS, MSI desires to engage ERDI to conduct all necessary research and development efforts with respect to the Patents to produce a prototype suitable for commercial sale or license and further development of each of the Fuel Cell Product and the Solar Cell Product; and

      WHEREAS, ERDI desires to provide such research and development services to MSI to produce a prototype suitable for commercial sale or license and further development of each of the Fuel Cell Product and the Solar Cell Product upon the terms and conditions hereinbelow set forth; and

      NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

      1. Scope of Duties of ERDI.

      ERDI agrees to use its best efforts in connection with its research and development efforts with respect to the Patents to produce a prototype suitable for commercial sale or license and further development of each of the Fuel Cell Product and the Solar Cell Product as such products are described in ERDI's business plan dated February 11, 1997, a copy of which is attached hereto as Schedule B. ERDI agrees to provide the exclusive services of Mr. Robert Glenn Hockaday in connection with the rendering of those services reasonably capable of being performed by Mr. Hockaday pursuant to this Agreement and Mr. Hockaday shall have primary responsibility for performing and overseeing all services to be provided hereunder. Notwithstanding the foregoing, Mr. Hockaday shall be entitled to devote up to five (5%) percent of his business time on a monthly basis to providing personal services with respect to that certain electrostatic print product referred to as "Permacharge," provided that such activities do not have a material adverse effect on the performance of his duties hereunder. At MSI's request, ERDI shall also provide to MSI the exclusive services of Mr. Hockaday in those aspects reasonably capable of being performed by Mr. Hockaday relative to the commercialization of the Fuel Cell Product and Solar Cell Product, including but not limited to (i) raising capital in the United States and any other geographic locations, (ii) participating in road shows, public relations events, press conferences and other similar events, (iii) working on matters related to the Los Alamos National Laboratory, the University of California and United States Department of Energy, (iv) prototyping applications of the Patents for potential users (by way of example, building a cellular phone with a working micro fuel cell power source) and (v) managing the ERDI facility located within MSI's facility in Los Alamos, New Mexico. The research and development activities required of ERDI hereunder shall be conducted in Los Alamos, New Mexico, or such other location or locations as the Parties shall mutually agree upon from time to time.

      2. Term of Agreement. This Agreement shall be for a term commencing on the Commencement Date (as hereinafter defined) and terminating on the later of (i) three (3) years after the Commencement Date or (ii) the date ERDI delivers to MSI a prototype suitable for commercial sale or license with respect to each of the Fuel Cell Product and Solar Cell Product (or substitute products therefor in accordance with Section 9 hereof). For purposes of this Agreement, the term "Commencement Date" shall mean the first date on which (i) that certain Limited Offering of Grand Enterprises, Inc. (the predecessor-in-interest of MSI), pursuant to the Limited Offering Memorandum dated November 12, 1997, shall have been consummated, (ii) the Agreement and Plan of Reorganization among Grand Enterprises, Inc., Grand Subsidiary, Inc. and Tamarack Storage Devices, Inc.

shall have been consummated, and (iii) MSI and ERDI shall have agreed upon the Milestone Timetable (as hereinafter defined). Notwithstanding anything herein to the contrary, each party shall have the right to terminate this Agreement on sixty (60) days prior written notice (which written notice to be effective must describe the alleged default with specificity) in the event that the other party shall have materially breached this Agreement; provided, however, that in the event that MSI or ERDI, as the case may be, shall, within such sixty (60) days, cure the default complained of, then the notice shall cease to be operative and this Agreement shall continue in full force and effect as though such default has not occurred.

      3. Payment to ERDI. As full and total consideration for the services to be provided by MSI to ERDI hereunder, MSI shall pay to ERDI the following:

      (a) the aggregate sum (the "Aggregate Sum") of up to one million dollars ($1,000,000), all in accordance with the terms and conditions of the Milestone Timetable to be attached hereto and made a part hereof (for purposes of this Agreement, the term "Milestone Timetable" shall mean a twelve (12) month timetable commencing on the Commencement Date, to be agreed upon by MSI and ERDI in writing after the date hereof, setting forth certain milestones that ERDI must achieve within certain periods of time (each a "Milestone Period") prior to receiving a portion of the Aggregate Sum), and in connection therewith, MSI and ERDI hereby agree that (i) with respect to the six month period immediately following the Commencement Date, the Milestone Timetable shall provide that ERDI may receive no more than the sum of two hundred fifty thousand dollars ($250,000), and (ii) with respect to the seventh through twelfth months after the Commencement Date, the Milestone Timetable shall provide that ERDI may receive no more than the sum of seven hundred fifty thousand dollars ($750,000) (the "$750,0000 Payment");

      (b) in the event that ERDI delivers to MSI a prototype of a Fuel Cell Product that MSI determines, in good faith, is suitable for commercial sale or license, then MSI shall not be obligated to make any further payments to ERDI pursuant to Section 3 (a) hereof and MSI shall immediately thereafter commence to pay to ERDI the sum of ten thousand dollars ($10,000) per month until such time as MSI is able to provide additional capital in an amount that MSI and ERDI mutually determine, in good faith, to be sufficient to fund the research and development efforts with respect to the Solar Cell Product; and

      (c) in addition to the sums set forth in Sections 3(a) and 3(b) hereof, MSI shall use its best efforts to provide up to an additional five hundred thousand ($500,000) of funding to ERDI hereunder, subject to appropriate modifications to be made to the Milestone Timetable to be agreed upon by the parties hereto as a result of such additional funding, in the event ERDI should receive same to fulfill its obligation to deliver a prototype of a Fuel Cell Product that MSI determines, in good faith, is suitable for commercial sale or license and further development.

      (d) Ten (10) days prior to the earlier of the completion of a milestone or the expiration of the applicable Milestone Period, ERDI shall provide MSI with
(i) a detailed written report describing the extent to which ERDI is in compliance with its milestones in respect of such Milestone Period, and (ii) books of account of its expenditure of funds in respect of such Milestone Period. In the event that the parties hereto, within ten (10) days after receipt of (i) and (ii) in the preceding sentence (collectively, the "Milestone Report") with respect to the applicable Milestone Period, mutually agree that ERDI has achieved the milestones referred to in the Milestone Report, then the funds for the next Milestone Period will promptly be transferred via wire transfer by MSI to ERDI. In the event that (i) the parties hereto cannot agree that ERDI has achieved the milestones with respect to a Milestone Period relative to the Milestone Report, or (ii) MSI does not have sufficient funds available to make the payment with respect to the next applicable Milestone Period notwithstanding the fact that the parties are in agreement with respect to the Milestone Report, then the payment of the funds for such next Milestone Period shall be delayed and not transferred by MSI to ERDI until such time as such milestones have been achieved by ERDI or MSI obtains the funds to make the applicable payment, as the case may be (such period of time shall be referred to herein as the "Delayed Payment Period"); provided; however, that in the event that there occurs a Delayed Payment Period because MSI does not have sufficient funds to make a payment with respect to the next Milestone Period, then MSI shall MSI shall pay to ERDI the sum of seven thousand dollars ($7,000) per month until such time as MSI obtains the funds to make the applicable payment, and in such event MSI shall be entitled to offset from the Aggregate Sum five thousand dollars ($5,000) for each seven thousand dollar ($7,000) payment by MSI to ERDI during the Delayed Payment Period.

      In the event that upon eighteen (18) months after the Commencement Date (excluding the elapsed time during the Delayed Payment Period, which such elapsed time shall be subject to an eighteen (18) month limit), MSI shall not have secured financing sufficient to fund the lesser of (i) the entire Aggregate Sum or (ii) the full development of the prototype of the Fuel Cell Product in accordance with the Milestone Timetable then MSI shall (i) grant to ERDI a non-exclusive license to use, research, develop, market, and otherwise commercialize the Patents pursuant to which ERDI shall be obligated to (i) make payments to MSI upon the same royalty and net sales percentage terms and conditions forth in Section 3 of the Assignment Agreement and (ii) release

ERDI and Robert Hockaday from all obligations and restrictions in Sections 1, 8 and 9 of this Agreement.

      (e) On the date hereof, MSI shall deposit five hundred thousand dollars ($500,000) of the Aggregate Sum into a bank account of ERDI (the "ERDI Account"). With respect to the first $250,000 of payments of the Aggregate Sum to be paid to ERDI in accordance with the Milestone Timetable and the provisions of Section 3 hereof, such $250,000 shall be payable from the ERDI Account to ERDI and shall require only a signature of ERDI to be released from the ERDI Account. With respect to the second $250,000 of payments of the Aggregate Sum to be paid to ERDI in accordance with the Milestone Timetable and the provisions of
Section 3 hereof, such $250,000 shall be payable from the ERDI Account to ERDI and shall require both the signature of ERDI and MSI to be released from the ERDI Account. The parties hereto shall mutually agree on the banking arrangements, including, without limitation, the type and number of accounts, necessary to effectuate the matters set forth in this section 3(e).

      4. Confidential Proprietary Information and Trade Secrets. Each party hereto acknowledges that it shall receive written and oral confidential information concerning the other in connection with this Agreement and otherwise. Accordingly, each party agrees that all such confidential information shall be treated as proprietary and strictly confidential by such party, and its affiliates, principals, shareholders, officers, directors, employees and agents, including professional advisors, and the confidential information shall only be revealed to those affiliates, principals, shareholders, officers, directors, employees and agents (including professional advisors) of such party who have a need to know such information.

      The obligations of this paragraph shall not apply to information that is
(i) independently publicly disclosed by parties unaffiliated to either of the parties hereto, (ii) known to either party prior to the date hereof, or (iii) readily and legitimately available from public sources.

      It is expressly agreed that the provisions of this paragraph 4 shall apply to all confidential information received by the parties hereto whether under this Agreement or otherwise and that the provisions of this paragraph 4 shall survive the expiration or termination hereof.

      5. Status as Independent Contractor; Representations of the Parties. (a) ERDI's engagement pursuant to this Agreement shall be as independent contractor and not as an employee, officer or other agent of MSI. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other.

      (b) Each party hereby represents and warrants to the other that it has the full right, power and authority to enter into this Agreement and upon the execution hereof, this Agreement shall constitute a valid and binding agreement of such party and be enforceable against such party in accordance with its terms.

      (c) ERDI represents and warrants that:

            (i) ERDI is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico, and has all the necessary corporate powers to own its properties, and carry on its business as now owned and operated.

            (ii) The execution and delivery of this Agreement and the consummation by ERDI of the transactions described herein have been duly authorized, and no further corporate action or authorization is necessary in connection therewith.

            (iii) The consummation by ERDI of the transactions contemplated herein will not result in or constitute any of the following: a breach of any term or condition of any agreements to which ERDI is a party; a default or an event that, with notice or lapse of the time or both, would constitute a default, breach or violation of the Articles of Incorporation or Bylaws of ERDI or any license, promissory note or other agreement, instrument or arrangement to which ERDI is a party; or an event that would permit any party to terminate an agreement or accelerate the maturity of any obligation of ERDI.

            (iv) ERDI shall use its best, diligent efforts to perform the duties required of it hereunder as set out in the Milestone Timetable.

            (v) ERDI in good faith believes that, based on facts now known to ERDI and its research and development efforts to date concerning the Patents, that inventions to be derived from the Patents will work, that they will be commercially mass-producible at low cost, that they are practical and safe, that they will substantially perform to the standards described to MSI in ERDI's Business Plan attached hereto as Schedule B; provided, however that the parties hereto expressly acknowledge that this assessment may change as the services to be provided pursuant to this Agreement progress.

            (vi) THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 5(i)-(v) above, ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, AND ERDI DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES, REPRESENTATIONS OR AFFIRMATIONS OF FACT (EXPRESS OR IMPLIED) CONTAINED IN THE SCHEDULES TO THIS AGREEMENT RELATING TO PATENT SCOPE, VALIDITY, AND ENFORCEABILITY, R&D COST

AND THE SCHEDULES HERETO (EXCEPT FOR THE GOOD FAITH BASIS OF THE SAME), AND CONTENT CONTAINED IN ERDI BUSINESS PLAN PERTAINING TO MARKET SIZE, POTENTIAL PRODUCTS AND COMMERCIAL OPPORTUNITIES OR COMMERCIAL VIABILITY OF PRODUCTS RELATING TO THE PATENTS. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY ERDI OR A ERDI AUTHORIZED REPRESENTATIVE SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THIS WARRANTY OR ACT TO DEROGATE OR LIMIT ITS DISCLAIMER.

      (d) MSI represents and warrants that:

            a. MSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate powers to own its properties, and carry on its business as now owned and operated.

            b. The execution and delivery of this Agreement and the consummation by MSI of the transactions described herein have been duly authorized, and no further corporate action or authorization is necessary in connection therewith.

            c. The consummation by MSI of the transactions contemplated herein will not result in or constitute any of the following: a breach of any term or condition of this Agreement; a default or an event that, with notice or lapse of time or both, would constitute a default, breach or violation of the Articles of Incorporation or Bylaws of MSI or any license, promissory note or other agreement, instrument or arrangement to which MSI is a party; or an event that would permit any party to terminate an agreement or to accelerate the maturity of any obligation of MSI.

      6. Lease. MSI hereby agrees to sublet space to ERDI at MSI's offices located in Los Alamos, New Mexico on terms and conditions to be mutually negotiated by MSI and ERDI in good faith.

      7. Life Insurance; Patent Infringement Insurance. Prior to January 31, 1998, ERDI hereby agrees to obtain a key-man life insurance policy on the life of Robert Hockaday, at MSI's cost and expense, in the amount of two million dollars ($2,000,000) listing MSI as the owner and beneficiary of such policy. In addition, as soon as practicable after the Commencement Date, ERDI hereby agrees to obtain patent infringement insurance with respect to the Patents, to be paid for by ERDI with funds provided to ERDI by MSI which are allocated for this purpose.

      8. Robert Hockaday's Responsibilities. Robert Hockaday hereby personally agrees to provide his services as ERDI's employee hereunder, and shall be personally obligated to perform the covenants, relative to his personal services set forth herein. In addition, Robert Hockaday hereby represents and warrants to MSI that in good faith he believes that, based on facts now known to Robert Hockaday and his research and development efforts to date concerning the Patents, that inventions to be derived from the Patents will work, that they will be commercially mass-producable at low cost, that they are practical and safe, that they will substantially perform to the standards described to MSI in ERDI's Business Plan attached hereto as Schedule B. The parties hereto expressly acknowledge that this assessment may change as the services to be provided pursuant to this Agreement progress. Further, with respect to the representations and warranties set forth in this Section 8, Robert Hockaday hereby also personally makes, to the same extent as ERDI, the same disclaimers made by ERDI in Section 5(c) (vi) hereof.

      9. Patent Substitution. In the event that ERDI is unable to deliver the Fuel Cell Product and/or Solar Cell Product in accordance with terms and conditions of this Agreement, Hockaday shall be obligated to substitute the Fuel Cell Patents and/or Solar Cell Patents, respectively, with one portfolio of patents now existing or hereafter created (or two portfolios of patents in the event that he is unable to deliver both the Fuel Cell Product and the Solar Cell Product) unrelated to the Fuel Cell Patents and Solar Cell Patents, which substitute technology, by mutual agreement of the parties, could be significantly different from the Fuel Cell or Solar Cell, and any such portfolio of patents with respect to the substitution technology and products based on such patents shall be subject to the terms and conditions of the Assignment Agreement and this Agreement to the same extent as the Fuel Cell Patents (and the Fuel Cell Product) or Solar Cell Patents (and the Solar Cell Product), as the case may be; provided; however, that in the event that a substitution of the Fuel Cell Patents or Solar Cell Patents, as the case may be, occurs pursuant to this Section 9, then all of Licensee's right, title and interest to the Fuel Cell Patents or Solar Cell Patents, respectively, shall automatically be deemed to have been assigned to the Licensor. In connection with the immediately preceding sentence, from time to time during the term hereof as the parties hereto shall mutually determine, ERDI shall seek to develop other technologies other than those related to the Fuel Cell Patents and Solar Cell Patents that ERDI believes, in good faith, are capable of being commercialized.

      10. Third Party Funding. MSI shall have the right to engage third parties to provide all or part of the Aggregate Sum due to ERDI hereunder, and any funds so provided by such third parties shall automatically be deemed (to the extent of such payments) to fulfill MSI's obligations hereunder with respect to the Aggregate Sum.

      11. Exports. The Parties agree that neither the Patents nor any other technical data, nor the direct product thereof, will be exported outside the United States except as authorized and as permitted by the laws and regulations of the United States.

      12. Insurance. The parties hereto shall maintain in effect at all times during the term hereof commercially reasonable insurance (including, without limitation, worker's compensation, public liability, product liability, property damage and automobile liability insurance) against reasonable business losses, claims, demands, proceedings, damages, costs, charges and expenses for injuries or damage to any person or property arising out of or in connection with this Agreement which are the result of the fault or negligence of themselves, their agents or subcontractors.

      13. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver of any subsequent breach by either party. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

      14. Entire Agreement. This Agreement and the License Agreement embody and constitute the full and complete understanding and agreement of the parties with respect to the subject matter hereof, supersedes all prior understandings and agreements, whether oral or written between ERDI and MSI, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement.

      15. Notices. All notices, requests, and other communications hereunder shall be deemed to be duly given if sent postage prepaid, by registered or certified mail, return receipt requested, or by U.S. express mail or by private overnight mail service (e.g., Federal Express) addressed to the other party at the address as set forth herein below:

            If to MSI, to:

            Manhattan Scientifics, Inc.
            c/o Projectavision, Inc.
            2 Penn Plaza Suite 640
            New York, NY 10121
            Attention: Marvin Maslow

            With a copy simultaneously by like means to:

            Zukerman Gore & Brandeis, LLP
            900 Third Avenue
            New York, NY 10022
            Attention: Clifford A. Brandeis, Esq.


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

            If to ERDI, to:

            Energy Related Devices, Inc.
            3025 Arizona Avenue
            Los Alamos, MA 87544
            Attention: Robert Glenn Hockaday

            With a copy simultaneously by like means to:

            Timothy Butler, P.C.
            121 Sandoval St., Suite 217
            Santa Fe, NM 87501

      16. Choice of Law. Regardless of the place of execution or performance, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to such State's conflict of laws provisions.

      17. Jurisdiction and Venue. With respect to any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof, each of the parties hereto irrevocably consent to the jurisdiction and venue of the federal and state courts located in either the State of New York, City of New York or the State of New Mexico, City of Santa Fe or Albuquerque.

      18. No Assignment by ERDI. ERDI may not assign or delegate any of its rights, duties or obligations under this Agreement without the express prior written consent of MSI.

      19. Binding Effect. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective, successors, heirs, beneficiaries and permitted assigns, which permission shall not be unreasonably withheld.

      20. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      21. Counterparts. This Agreement may be executed simultaneously in one or more original or facsimile counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.


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

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        ENERGY RELATED DEVICES, INC.

                                        By: /s/ Robert G. Hockaday 1/11/98
          `                                -------------------------------------
                                           Name:  Robert Glenn Hockaday
                                           Title: President


                                        TAMARACK STORAGE DEVICES, INC.

                                        By: /s/ Marvin Maslow
          `                                -------------------------------------
                                           Name:  Marvin Maslow
                                           Title: President 1/11/98


                                        MANHATTAN SCIENTIFICS, INC.

                                        By: /s/ Marvin Maslow
          `                                -------------------------------------
                                           Name: Marvin Maslow
                                           Title: President 1/11/98

Solely with respect to
Sections 8 and 9 hereof:

 /s/ Robert G. Hockaday 1/11/98
-----------------------------------
Robert Glenn Hockaday